Exhibit 10.1

Notes Purchase and Exchange Agreement

by and among

LiveChain, Inc.;

LICH AI, Inc.

and

Remus Capital Series B II, L.P.

i

Exhibits

Exhibit A	Promissory Notes

Exhibit B	Notes Assignment

ii

Notes Purchase and Exchange Agreement

This Notes Purchase and Exchange Agreement (this “Agreement”) is entered into as of February 20, 2026 (the “Effective Date”) by and among (i) LiveChain, Inc., a Nevada corporation (“LICH”); (ii) LICH AI, Inc., a Delaware corporation and a wholly owned subsidiary of LICH (“Buyer’); and (iii) Remus Capital Series B II, L.P., a Delaware limited partnership (“Remus”). Each of LICH, Buyer, and Remus are referred to herein as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Remus is the holder of certain convertible promissory notes issued by Sociometric Solutions, Inc, DBA Humanyze, a Delaware corporation (“Humanyze”), as collectively referenced and attached hereto as Exhibit A (the “Notes”), and the Parties desire to enter into this Agreement pursuant to which the Buyer shall acquire the Notes from Remus, in exchange for the issuance by LICH to Remus of certain shares of common stock, par value $0.001 per share, of LICH (the “Common Stock”), and the Parties desire to undertake the additional transactions as set forth herein (collectively, the “Transactions”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the General Partner of Remus has duly approved, adopted and declared advisable this Agreement and the Transactions;

WHEREAS, the Board of Directors of Buyer and the Board of Directors of LICH, as the sole stockholder of Buyer, have each duly approved and declared advisable this Agreement and the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions as specified herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I.   DEFINITIONS AND INTERPRETATION

Section 1.01 Certain Definitions. In addition to the other terms defined herein, for all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)	“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(c)	“Ancillary Agreement” means the Assignment any other document, certificate or agreement entered into or contemplated to be entered into in connection with the Transactions.

(d)	“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in the Delaware are authorized by Law or executive order to be closed.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement.

(g)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(h)	“GAAP” shall mean generally accepted accounting principles, consistently applied, as applied in the United States of America.

(i)	“Governmental Authority” shall mean any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

(j)	“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(k)	“Humanyze Material Adverse Effect” shall mean a Material Adverse Effect on Humanyze.

(l)	“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(m)	“Knowledge of LICH”, with respect to any matter in question, shall mean the actual knowledge of any director or executive officer of LICH after reasonable inquiry with respect to the issues which are in such Person’s fields of expertise or responsibilities.

(n)	“Knowledge of Remus”, with respect to any matter in question, shall mean the actual knowledge of any General Partner, manager, director or executive officer of Remus after reasonable inquiry with respect to the issues which are in such Person’s fields of expertise or responsibilities.

(o)	“Law” shall mean any and all applicable federal, state, local, provincial, municipal, foreign or other law, statute, treaty, constitution, principle of common law, ordinance, code, rule, regulation, Order or other requirement of any kind issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(p)	“Legal Proceeding” shall mean any lawsuit, claim, complaint, investigation, petition, demand, subpoena, hearing, audit, warning letter, litigation, arbitration or other similarly formal proceeding or request for information (in each case, whether civil, criminal or administrative and whether at law or in equity), brought by or pending before any Governmental Authority.

(q)	“Liabilities” shall mean, with respect to a Person, any direct or indirect liability, obligation, guaranty, endorsement, claim, Loss, damage, deficiency, cost, expense, responsibility or commitment of any kind including, without limitation, debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties of such Person whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, due or to become due, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(r)	“LICH Board” means the Board of Directors of LICH.

(s)	“LICH Charter Documents” means the Articles of Incorporation and Bylaws of LICH.

(t)	“LICH Fundamental Representations” shall mean the representations and warranties of LICH contained in Section 4.01 and Section 4.02.

(u)	“LICH Material Adverse Effect” shall mean a Material Adverse Effect on LICH and Buyer taken as a whole.

(v)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(w)	“Lien” shall mean any lien, mortgage, security interest, Tax lien, attachment, levy, charge, preference, claim, prior claim, hypothec, assignment, restriction, imposition, pledge, easement, covenant, encroachment, warrant, lease, sublease, license, sublicense, title defect, right to possession, priority or other security agreement, option, warrant, attachment, right of first offer or refusal, transfer restriction, preemption right, conversion right, put right, call right, conditional sale, encumbrance, conditional sale or title retention arrangement, or any other interest in, restriction on transfer of or preferential arrangement with respect to property, securities or assets (or the income or profits therefrom) having substantially the same economic effect, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

(x)	“Loss” means any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses.

(y)	“Material Adverse Effect” shall mean any change, effect, circumstance, event or development, (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by the applicable Party in this Agreement, that has had, is, or is reasonably likely to have, a material adverse effect on (a) the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations, or results of operations of such applicable Party and its Subsidiaries (if any), taken as a whole, or (b) the ability of such Party to timely consummate the Transactions or to perform its obligations under this Agreement and the Ancillary Agreements; provided, however, no Change (by itself or when aggregated or taken together with any and all other Changes) to the extent resulting from or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect”: (i) general economic conditions (or changes in such conditions) in the United States of America, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States of America or elsewhere in the world where the applicable Party and its Subsidiaries (if any) operate; (iii) general conditions (or changes in such conditions) affecting the industries in which the applicable Party and its Subsidiaries (if any) conduct business; (iv) changes after the Effective Date in Law or other legal or regulatory conditions (or the authoritative interpretation thereof) or changes after the Effective Date in GAAP or other accounting standards applicable to the Party or its Subsidiaries (if any) (or the authoritative interpretation thereof); (v) any act of terrorism, war (whether declared or otherwise, and including the worsening or escalation of any pre-existing conflict), national or international calamity, natural disaster and other force majeure events in the United States of America or any other country or region in the world where the Party or its Subsidiaries (if any) has operations (but excluding damage to the assets or properties of the Party or its Subsidiaries (if any)); (vi) any action or omission required by Law; (vii) any action or omission at the request or with the written consent of all other Parties; (viii) any failure, in and of itself, by the applicable Party to meet internal projections or forecasts or published revenue or earnings predictions (but in each case excluding any of the underlying reasons for, factors contributing to, or results of, any such changes, which shall constitute and/or be taken into consideration in the determination of “Material Adverse Effect”); or (ix) resulting from, arising out of or otherwise related to the public announcement or consummation (or anticipated consummation) of the Transactions (including the identities of LICH and Buyer, or of any action required by the terms of this Agreement or otherwise with the consent or agreement of LICH or Buyer); unless any such Change described in clauses (i) through (ix) disproportionately affects the applicable Party and its Subsidiaries (if any), taken as a whole, as compared to other companies operating in the same industry as the applicable Party.

(z)	“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(aa)	“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(bb)	“Remus Charter Documents” means the Certificate of Formation and Limited Partnership Agreement of Remus.

(cc)	“Remus Fundamental Representations” shall mean the representations and warranties of Remus contained in Section 3.01, Section 3.02, Section 3.05 and Section 3.06.

(dd)	“Representative” shall mean, with respect to any Person, any direct or indirect Affiliate of such Person, or any officer, director, manager, employee, investment banker, attorney or other authorized agent, advisor or representative of such Person or any direct or indirect Affiliate of such Person.

(ee)	“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(ff)	“Securities Act” shall mean the United States Securities Act of 1933, as amended.

(gg)	“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, including by way of controlling fifty percent (50%) of the

(hh)	“Tax” shall mean (a) any and all federal, state, provincial, local and foreign taxes, including taxes based upon or measured by gross receipts, capital gain, windfall, income, profits, severance, property, production, sales, use, license, excise, franchise, employment, social security and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including, for the avoidance of doubt, any liability arising from any Law relating to escheat or unclaimed property) or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or otherwise.

Section 1.02 Certain Interpretations. Unless otherwise indicated (i) all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Agreement, as applicable; (ii) the words “include,” “includes” and “including,” when used herein, shall be deemed, in each case, to be followed by the words “without limitation”; (iii) the headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof, (iv) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person; (v) whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa; (vi) any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Humanyze Material Adverse Effect” or “LICH Material Adverse Effect” under this Agreement; (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (viii) all references in this Agreement to dollar amounts and to “$” are intended to refer to U.S. dollars; (ix) any reference to a law or statute shall include such law or statute, as amended (including by succession of comparable successor statutes), and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto, unless the context requires otherwise; (x) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (xi) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion; (xii) unless the context otherwise requires “or” is disjunctive but not necessarily exclusive; (xiii) references to any Person include the successors and permitted assigns of that Person; (xiv) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (xv) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Article ii. The transactions

Section 2.01 The Exchange.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Remus shall sell, assign, transfer and deliver to Buyer the Notes, free and clear of all Liens.

(b)	In exchange for the sale, assignment, transfer and delivery of the Notes, LICH shall issue to Remus 211,200,844 shares of Common Stock, constituting 25% of the issued and outstanding shares of Common Stock on a fully diluted basis as of the Closing (the “Exchange Shares”).

Section 2.02 Asset Transfer. The Parties acknowledge and agree that, immediately following the Closing, and on the Closing Date (as defined below), all or substantially all of the assets and operations of Humanyze shall be transferred to the Buyer, in satisfaction of the amounts due and payable to the Buyer at such time pursuant to the Notes (the “Asset Transfer”). Following the Effective Date, the Parties shall reasonably cooperate, and shall cooperate with Humanyze, with respect to the preparation of the documentation and other activities as required such that the Asset Transfer may be completed on the Closing Date.

Section 2.03 The Closing. Unless this Agreement shall have been terminated in accordance with Article VII, the closing of the Transactions (the “Closing”) will take place on the third Business Day following the satisfaction, or waiver by the Party for whose benefic such condition exists, of the conditions to closing as set forth in Article VI, or such other time as agreed to by the Parties in writing, each in their sole discretion, by exchange of electronic documents or other method as agreed to by the Parties. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.04 Deliverables at the Closing

(a)	At the Closing, Remus shall deliver to LICH:

(i)	The Notes Assignment in the form as attached hereto as Exhibit B (the “Assignment”) duly executed by an authorized officer of Remus and by an authorized officer of Humanyze;

(ii)	A certificate, dated as of the Closing Date and executed on behalf of Remus by its General Partner (i) certifying as to the incumbency of each of Remus’ partners, managers and officers authorized to sign, on behalf of Remus or Humanyze, this Agreement and the Ancillary Agreements executed or to be executed and delivered by Remus or Humanyze pursuant to this Agreement; (ii) certifying as to the valid adoption of resolutions of General Partner of Remus whereby the Transactions were approved by Remus Board and attaching a copy of such resolutions; (iii) attaching a certificate of good standing of Remus from the Secretary of State of the State of Delaware, dated within five (5) Business Days of the Closing Date; (iv) attaching a certificate of good standing of Humanyze from the Secretary of State of the State of Delaware, dated within five (5) Business Days of the Closing Date; and (vi) certifying that the conditions set forth in Section 6.01(a), Section 6.01(b) and Section 6.01(e) have been satisfied; and

(iii)	such other documents as LICH may reasonably request for the purpose of evidencing the accuracy of any of Remus’ representations and warranties; evidencing the performance by Remus of, or the compliance by Remus with, any covenant or obligation required to be performed or complied with by Remus hereunder; or otherwise facilitating the consummation or performance of any of the Transactions.

(b)	At the Closing, LICH shall:

(i)	Record Remus in the books and records of LICH as the record and beneficial owner of the Exchange Shares, which the Parties acknowledge and agree shall be recorded in book entry form and shall not be certificated;

(ii)	Deliver to Remus a certificate, dated as of the Closing Date and executed on behalf of LICH and Buyer and each of their Chief Executive Officers (i) certifying as to the incumbency of each of LICH’s and Buyer’s officers authorized to sign, on behalf of LICH and Buyer, this Agreement and the Ancillary Agreements executed or to be executed and delivered by LICH or Buyer pursuant to this Agreement; (ii) certifying as to the valid adoption of resolutions of each of LICH Board and the Board of Directors of Buyer whereby the Transactions were approved by LICH Board and the Board of Directors of Buyer and attaching a copy of such resolutions; (iii) attaching a certificate of good standing of LICH from the Secretary of State of the State of Nevada, dated within five (5) Business Days of the Closing Date; (iv) attaching a certificate of good standing of Buyer from the Secretary of State of the State of Delaware, dated within five (5) Business Days of the Closing Date; and (vi) certifying that the conditions set forth in Section 6.02(a), Section 6.02(b), Section 6.02(c) and Section 6.02(e) have been satisfied; and

(iii)	Deliver to Remus such other documents as Remus may reasonably request for the purpose of evidencing the accuracy of any of LICH’s or Buyer’s representations and warranties; evidencing the performance by LICH or Buyer of, or the compliance by LICH or Buyer with, any covenant or obligation required to be performed or complied with by LICH or Buyer hereunder; or otherwise facilitating the consummation or performance of any of the Transactions.

Section 2.05 Additional Closing Events. At the Closing, each of the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence Transactions.

Section 2.06 Potential Additional Share Issuances.

(a)	In the event that, in the period between the Closing and the second annual anniversary of the Closing (the “Issuance Period”), LICH issues any shares of Common Stock to any one or more Persons as compensation in consideration of services provided to LICH or any of its subsidiaries, as determined by the LICH Board, and whether pursuant to an equity incentive plan of LICH or otherwise (the “Compensatory Shares”), then LICH shall issue to Remus, for no additional consideration, a number of additional shares of Common Stock equal to 33.333% of the number of Compensatory Shares so issued, rounded to the nearest whole share of Common Stock (the “Additional Shares”). By way of example and not limitation, in the event that, during the Issuance Period, LICH issues 10,000,000 Compensatory Shares, LICH would issue to Remus 3,333,333 Additional Shares.

(b)	The Parties acknowledge and agree that, as of the Closing and after the issuance of the Exchange Shares to Remus, there shall be 844,803,376 shares of Common Stock issued and outstanding on a fully diluted basis. The obligations of LICH to issue any Additional Shares pursuant to Section 2.06(a) shall cease and expire on the earlier to occur of (1) the expiration of the Issuance Period, and (2) the issuance of 84,480,338 Compensatory Shares (subject to adjustment as set forth herein), being 10% of the number of issued and outstanding shares of Common Stock on a fully diluted basis as of the Closing. The obligations of LICH to issue any Additional Shares pursuant to Section 2.06(a) shall also be subject to the condition precedent that Remus shall have confirmed in writing to LICH that the representations and warranties of Remus as set forth in Section 3.06 are true and correct as of the date of the issuance of any Additional Shares.

(c)	In the event that, prior to the issuance of any Additional Shares hereunder, the shares of Common Stock are converted into another class of securities of LICH or any successor entity to LICH, whether by way of share exchange, merger, reorganization, re-incorporation or otherwise (the “Replacement Securities”), any reference in this Section 2.06 to the Common Stock (whether standing alone or as part of another defined term herein) shall be deemed a reference to such Replacement Securities.

(d)	The number of remaining Compensatory Shares for purposes of Section 2.06(b) shall be subject to equitable adjustments for forward or reverse stock splits of the Common Stock occurring during the Issuance Period. By way of example and not limitation, in the event of two-for-one forward split of the Common Stock during the Issuance Period, in which each share of Common Stock is converted into two shares of Common Stock, the number of remaining Compensatory Shares as set forth in Section 2.06(b) shall be increased by 100%, and in the event of one-for-two reverse forward split of the Common Stock during the Issuance Period, in which each two shares of Common Stock are converted into one share of Common Stock, the number of remaining Compensatory Shares as set forth in Section 2.06(b) shall be reduced by 50%.

(e)	The Parties acknowledge and agree that the intent of this Section 2.06 is that, for a period of two years following the Closing, any issuance of Compensatory Shares shall not operate to dilute the ownership of Remus as such ownership exists as of the Closing (i.e., 25% of the issued and outstanding shares of Common Stock on a fully diluted basis), but that Remus’ ownership may be diluted as a result of the issuance and sale of shares of Common Stock for purposes other than as compensation in consideration of services provided to LICH or any of its subsidiaries, and therefore any such other issuances of Common Stock shall be ignored for purposes of this Section 2.06.

Article III. Representations and Warranties of Remus

Remus hereby represents and warrants to LICH and Buyer as follows, as of the Effective Date and as of the Closing Date:

Section 3.01 Due Organization. Remus is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

Section 3.02 Power; Enforceability. Remus has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and to consummate the Transactions and to perform its covenants and obligations hereunder. The execution and delivery by Remus of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, the performance by Remus of its covenants and obligations hereunder and thereunder and the consummation by Remus of the Transactions, have been duly authorized by all necessary action on the part of Remus and no additional proceedings on the part of Remus are necessary to authorize the execution and delivery by Remus of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, the performance by Remus of its covenants and obligations hereunder and thereunder or the consummation of the Transactions. This Agreement has been duly executed and delivered by Remus and, at or before the Closing, Remus will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. This Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of Remus, enforceable against Remus in accordance with their terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 3.03 Non-Contravention. Neither the execution, delivery and performance by Remus of this Agreement or any of the Ancillary Agreements to which it is, or is specified to be, a party will:

(a)	contravene, violate or conflict with or result in the breach of or constitute a default under any of Remus Charter Documents;

(b)	to the Knowledge of Remus, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which Remus, or any assets owned or used by Remus, could be subject;

(c)	contravene, conflict with, violate, result in the loss of any benefit to which Humanyze is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by Humanyze or that otherwise relates to the business of, or any assets owned or used by, Humanyze, except to the extent that the forgoing would not cause a Humanyze Material Adverse Effect;

(d)	to the Knowledge of Remus, cause any assets owned or used by Humanyze to be reassessed or revalued by any Governmental Authority;

(e)	breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which any Humanyze is a party, except to the extent that the forgoing would not cause a Humanyze Material Adverse Effect; or

(f)	result in the creation of any Lien upon any of the Notes.

Section 3.04 Required Approvals. No material notices, consents, authorizations, approvals, registrations, permits, licenses, orders, reports or other filings are required to be made or obtained by Remus with or from any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement by Remus and the consummation of the Transactions.

Section 3.05 Title to Notes. Remus is as of the Effective Date, and as of the Closing Date will be, the record and beneficial owner and holder of each of the Notes, free and clear of all Liens, and has the unrestricted ability to transfer and sell the Notes to Buyer as contemplated herein. Upon consummation of the Closing, the Buyer shall hold good and valid title to each of the Notes. None of the Notes is subject to any pre-emptive or similar rights, either pursuant to any organizational document of Humanyze or Remus, requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any of the Notes or any interest therein.

Section 3.06 Accredited Investor; Etc.

(a)	For purposes herein, the “LICH Shares” means the Exchange Shares and any Additional Shares that may be issued to Remus pursuant to the provisions of Section 2.06. Notwithstanding thr introductory sentence of this Article III, the representations and warranties of Remus as set forth in this Section 3.06 are being given by Remus as of the Effective Date, as of the Closing Date, and as of the date of the issuance of any Additional Shares.

(b)	Remus is acquiring the LICH Shares for investment for Remus’ own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Remus has no present intention of selling, granting any participation in, or otherwise distributing the same. Remus represents and warrants that Remus (i) can bear the economic risk of Remus’ investment in the LICH Shares, and (ii) possesses such knowledge and experience in financial and business matters that Remus is capable of evaluating the merits and risks of the investment in LICH and LICH Shares.

(c)	Remus represents that it is an “accredited investor” (an “Accredited Investor”) as that term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (“SEC”) under Section 4(a)(2) of the Securities Act, and that Remus understands and acknowledges that LICH is relying upon such representation to qualify for the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D, and that any certificate representing the LICH Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities Laws: “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS THEREUNDER, THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(d)	Remus acknowledges that neither the SEC nor the securities regulatory body of any other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)	Remus acknowledges that Remus has carefully reviewed such information as Remus has deemed necessary to evaluate an investment in LICH and the LICH Shares. Remus acknowledges that Remus has been furnished all materials that Remus has requested relating to LICH and the issuance of the LICH Shares hereunder, and that Remus has been afforded the opportunity to ask questions of LICH’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to Remus.

(f)	Remus understands that the LICH Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the LICH Shares or any available exemption from registration under the Securities Act, the LICH Shares may have to be held indefinitely. Remus understands that (i) the sale or re-sale of the LICH Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the LICH Shares may not be transferred unless (a) the LICH Shares are sold pursuant to an effective registration statement under the Securities Act, (b) Remus shall have delivered to LICH, at the cost of Remus, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the LICH Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by LICH, (c) the LICH Shares are sold or transferred to an Affiliate of Remus who agree to sell or otherwise transfer the LICH Shares only in accordance with this Section 3.06 and who is an Accredited Investor, (d) the LICH Shares are sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”)), or (e) the LICH Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Remus shall have delivered to LICH, at the cost of Remus, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by LICH; (ii) any sale of such LICH Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such LICH Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither LICH nor any other Person is under any obligation to register such LICH Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the LICH Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

Section 3.07 Litigation.

(a)	As of the Effective Date and as of the Closing Date, there is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Humanyze or any of its Subsidiaries, (B) any current or former employee, independent contractor, officer or director of Humanyze or any of its Subsidiaries (in its, his or her capacity as such) or (C) any of the material assets owned or used by Humanyze or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)	Neither Humanyze nor any of its Subsidiaries is subject to any outstanding Order that (i) restricts or prohibits the ownership, use, operation, or disposition of any material asset of Humanyze or its Subsidiaries, (ii) imposes any ongoing material monetary obligation or injunctive relief, or (iii) would reasonably be expected to have, individually or in the aggregate, a Humanyze Material Adverse Effect.

(c)	There is no Action pending or threatened by or before any Governmental Authority involving Humanyze or any of its Subsidiaries that involves alleged violations of applicable securities laws (including the Securities Act and the Securities Exchange Act of 1934), antitrust or competition laws, anti-corruption laws, sanctions or export control laws, environmental laws, or employment or labor laws, except as would not reasonably be expected to have, individually or in the aggregate, a Humanyze Material Adverse Effect.

(d)	There are no Actions pending or, to the Knowledge of Remus, threatened by any stockholder of Humanyze (including any purported class or derivative action) relating to (i) the Transactions, (ii) alleged breaches of fiduciary duty by Humanyze’s directors or officers, or (iii) disclosure obligations of Humanyze under federal or state securities laws, in each case that would reasonably be expected to result in injunctive relief, damages, or other remedies that could reasonably be expected to be material to Humanyze or the consummation of the Transactions.

(e)	Neither Humanyze nor any of its Subsidiaries has received any written notice, subpoena, civil investigative demand, Wells notice, target letter, or similar written communication from any Governmental Authority indicating that Humanyze or any of its Subsidiaries is the subject of, or is under consideration for, a formal investigation or enforcement proceeding, other than routine inquiries that would not reasonably be expected to result in an Action having a Humanyze Material Adverse Effect.

(f)	Humanyze and its Subsidiaries are in material compliance with all Orders and settlement agreements to which they are parties, and there is no existing default, breach, or event that, with notice or lapse of time or both, would constitute a material violation of any such Order or settlement agreement.

(g)	Neither Humanyze nor any of its Subsidiaries has entered into any settlement agreement or consent decree during the past six years that contains any admission of wrongdoing or liability that would reasonably be expected to have a continuing adverse effect on the business, reputation, or operations of Humanyze or its Subsidiaries, taken as a whole.

Section 3.08 No Brokers. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Remus.

Article Iv. Representations and Warranties of Lich and Buyer

LICH and Buyer hereby represent and warrant to Remus as follows, as of the Effective Date and as of the Closing Date:

Section 4.01 Due Organization.

(a)	LICH is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the State of Nevada, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)	Buyer is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

Section 4.02 Power; Enforceability. LICH and Buyer each has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and to perform its covenants and obligations hereunder and to consummate the Transactions. The execution and delivery by LICH and Buyer of this Agreement and each Ancillary Agreement to which either of them is, or is specified to be, a party, the performance by LICH and Buyer of their respective covenants and obligations hereunder and thereunder and the consummation by LICH and Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of LICH and Buyer and no additional corporate proceedings on the part of LICH or Buyer are necessary to authorize the execution and delivery by LICH or Buyer of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, the performance by LICH or Buyer of their respective covenants and obligations hereunder and thereunder or the consummation of the Transactions. This Agreement has been duly executed and delivered by LICH and Buyer and, at or before the Closing, LICH and Buyer will each have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. This Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of LICH or Buyer, as applicable, enforceable against LICH or Buyer, as applicable, in accordance with their terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 4.03 Non-Contravention. Neither the execution, delivery and performance by LICH of this Agreement or any of the Ancillary Agreements to which it is, or is specified to be, a party will:

(a)	contravene, violate or conflict with or result in the breach of or constitute a default under any of LICH Charter Documents;

(b)	to the Knowledge of LICH, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which LICH, or any assets owned or used by LICH, could be subject;

(c)	contravene, conflict with, violate, result in the loss of any benefit to which LICH is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by LICH or that otherwise relates to the business of, or any assets owned or used by, LICH, except to the extent that the forgoing would not cause a LICH Material Adverse Effect;

(d)	to the Knowledge of LICH, cause any assets owned or used by the or LICH to be reassessed or revalued by any Governmental Authority; or

(e)	breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which LICH is a party, except to the extent that the forgoing would not cause a LICH Material Adverse Effect.

Section 4.04 Required Approvals. No material notices, consents, authorizations, approvals, registrations, permits, licenses, orders, reports or other filings are required to be made or obtained by Remus with or from any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement by LICH or Buyer and the consummation of the Transactions.

Section 4.05 LICH Capitalization. As of the Effective Date, the authorized shares of LICH are comprised of 1,200,000,000 shares of Common Stock, of which 189,644,367 shares are issued and outstanding, and 50,000,000 shares of preferred stock, of which 986,919 shares are issued and outstanding. Upon issuance, the Exchange Shares shall constitute 25% of the issued and outstanding shares of Common Stock on a fully diluted basis.

Section 4.06 No Brokers. Neither LICH nor Buyer has retained any broker or finder in connection with any of the Transactions, and the neither LICH nor Buyer has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article V. Covenants and Agreements of the Parties

Section 5.01 Operation of Humanyze Business.

(a)	Following the Closing, Remus shall ensure that Humanyze shall remain active and in good standing for the purposes of servicing select existing debts, liabilities, and other obligations. It shall under no circumstance be permitted to, or allowed to dissolve, declare bankruptcy, or otherwise cease to exist for a period of no less than 24 months after the Effective Date. It is acknowledged herein that Remus shall continue to play a role in good faith in the ultimate conveyance of assets with clear title and facilitation of any claims or other potential obstructions related to closing. Remus shall use its best efforts to cause Humanyze to comply with the terms and conditions of Section 2.02 and this Section 5.01.

(b)	Remus shall indemnify LICH for any Losses incurred by LICH as a result of either Humanyze not meeting the conditions in Section 2.02 or Section 5.01(a) or as a result of Remus or Humanyze not complying with the provisions of Section 2.02 or Section 5.01(a). The indemnification obligations of Remus pursuant to this Section 5.01(b) shall apply following the Effective Date and irrespective of whether or not the Closing occurs, and the provisions of Section 8.03, Section 8.04, Section 8.05 and Section 8.07 shall apply hereto.

(c)	Following the Closing, the LICH Board and its Chief Executive Officer shall use their commercially reasonable efforts to raise capital for LICH and/or the Buyer as needed.

Section 5.02 Notification of Certain Matters.

(a)	During the period from the Effective Date to the Closing or the earlier termination of this Agreement (the “Pre-Closing Period”), Remus shall promptly notify LICH (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; (b) any Action against or involving or otherwise affecting Remus is commenced, or, to the Knowledge of Remus, threatened against Remus or Humanyze or, to the Knowledge of Remus, any director or officer of Remus or Humanyze; (c) Remus becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (d) the failure of Remus to comply with any covenant or obligation of Remus; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially less likely to be fulfilled. No notification given to LICH pursuant to this Section 5.02(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Remus contained in this Agreement.

(b)	During the Pre-Closing Period, LICH shall promptly notify Remus (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; (b) any Action against or involving or otherwise affecting LICH or Buyer is commenced, or, to the Knowledge of LICH, threatened against LICH or Buyer or, to the Knowledge of LICH, any director or officer of LICH or Buyer; (c) LICH becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (d) the failure of LICH to comply with any covenant or obligation of LICH; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially less likely to be fulfilled. No notification given to LICH pursuant to this Section 5.02(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of LICH or Buyer contained in this Agreement.

(c)	Remus shall promptly advise LICH orally and in writing of any change or event that has or could reasonably be expected to have a Humanyze Material Adverse Effect, provided, however, that the delivery of any notice pursuant to this Section 5.02(c) shall not limit or otherwise affect Remus’ representations and warranties in Article III, any covenant of Remus in this Agreement or any remedies available hereunder to LICH.

(d)	LICH shall promptly advise Remus orally and in writing of (i) any change or event that has or could reasonably be expected to have a LICH Material Adverse Effect, provided, however, that the delivery of any notice pursuant to this Section 5.02(d) shall not limit or otherwise affect LICH’s representations and warranties in Article IV, any covenant of LICH in this Agreement or any remedies available hereunder to Remus.

Section 5.03 Due Diligence Review.

(a)	For a period from the Effective Date until February 20th, 2026 (the “Due Diligence Period”), LICH shall undertake its due diligence review of Humanyze, Remus and their respective operations, including its financials and other relevant materials, and Remus shall undertake its due diligence review of LICH and its operations, including its financials and other relevant materials. During the Due Diligence Period, each Party shall give to the other Party and its authorized Representatives full and complete access to the books and records, contracts, facilities and personnel of the first Party (including Humanyze) that the second Party and its authorized Representatives may request so that the second Party may complete its due diligence investigation of the first Party. Subject to compliance with applicable Law, from the Effective Date until the earlier of the termination of this Agreement and the Closing, each Party shall confer from time to time as reasonably requested by any other Party or its Representatives to discuss any material changes or developments in the operational matters of such first Party and the general status of the ongoing operations of such first Party. Any investigation conducted pursuant to the access contemplated by this Section 5.03(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the applicable Person or create a risk of damage or destruction to any property or assets of such Person.

(b)	If Remus, in its sole and absolute discretion, at any time prior to the end of the Due Diligence Period, determines that its due diligence review of LICH is not satisfactory to Remus for any reason, then Remus may terminate this Agreement upon notice to LICH.

(c)	If LICH, in its sole and absolute discretion, at any time prior to the end of the Due Diligence Period, determines that its due diligence review of Remus and/or Humanyze is not satisfactory to LICH for any reason, then LICH may terminate this Agreement upon notice to Remus.

(d)	No information or knowledge obtained by a Party in any investigation conducted pursuant to the this Section 5.03 shall affect or be deemed to modify any representation or warranty of any Party set forth in this Agreement or otherwise impair the rights and remedies available to any party hereunder.

Section 5.04 Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of LICH, Buyer and Remus shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Outside Date), the Transactions, including using commercial reasonable efforts to: (a) cause the conditions set forth in Article VI to be satisfied (but not waived); (b) obtain all Approvals from Governmental Authorities and third parties that are necessary to consummate the Transactions; (c) obtain all necessary or appropriate consents, waivers and approvals, or give all necessary or appropriate notices, under any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Material Contracts following the consummation of the Transactions; and (d) execute and deliver any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary herein (except as set forth in Section 9.02), Remus shall not be required prior to the Closing to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

Section 5.05 Regulatory Filings.

(a)	Each of LICH and Buyer shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and Remus, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any Actions initiated by a private party. If any Party or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions or with respect to any filings that have been made, then such party shall use its best reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Transactions, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Transactions, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Transactions, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Transactions, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.01(d). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

(b)	During the Pre-Closing Period, each of Remus and LICH shall not operate their respective businesses in such manner or take any action that would reasonably be expected to increase in any material respect the risk of not obtaining any such Approval from a Governmental Authority or that would violate any Law.

(c)	Notwithstanding the foregoing or anything herein to the contrary, no Party shall be required to dispose of any material amount of assets, or curtail any material portion of its operations, or pay any fees to any Governmental Authority in excess of $25,000, in order to obtain any approval or consent from any Governmental Authority in order to consummate the Transactions.

Section 5.06 Public Statements and Disclosure. None of Remus, on the one hand, or LICH and Buyer, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such disclosing Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law or, in the case of LICH, the market rules, internal rules, guidelines or other mandatory requirements of the securities exchange or market on which any LICH capital stock is then listed or available for trading and (b) to the extent practicable before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure. Notwithstanding the foregoing, without prior consent of the other Parties, each of LICH and Remus may disseminate material substantially similar to material included in a press release or other document previously approved for public distribution by the other Party. Each Party agrees to promptly make available to the other Parties copies of any written public communications made without prior consultation with the other Parties.

Section 5.07 Access and Investigation. During the Pre-Closing Period, upon reasonable notice, LICH, on the one hand, and Remus, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, tax returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, tax returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Transactions. Any investigation conducted by either LICH or Remus pursuant to this Section 5.07 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

Section 5.08 Preferred Stock. Romulus Capital II, L.P., Romulus Growth Humanyze, L.P., Romulus Humanyze Special Opportunity, L.P., and Zaffran Special Opportunities, LLC the holder of each of (i) the Senior Preferred Stock (as defined in the Second Amended and Restated Certificate of Incorporation of Humanyze (the “Certificate”)) of the Corporation, (ii) the Senior Mezzanine Preferred Stock (as defined in the Certificate) of Humanyze, (iii) the Junior Mezzanine Preferred Stock (as defined in the Certificate) of Humanyze, and (iv) the Junior Preferred Stock (as defined in the Certificate) of Humanyze (collectively, the “Preferred Stock”). Notwithstanding anything to the contrary in the Certificate, Remus acknowledges and agrees that the full principal amount, accrued interest and any other amounts payable under the Notes are and shall be senior obligations of Humanyze vis a vis the Preferred Stock, and that following the consummation of the Asset Transfer, Humanyze shall not have any remaining material assets or cash in order to make any payments with respect to the Preferred Stock.

Section 5.01 Transfer Taxes. All federal, state, local, foreign and other transfers, sales, use or similar Taxes applicable to, imposed upon or arising out of the Transactions, shall be paid by the Party on whom such Taxes are imposed or by whom such taxes are payable.

Article vi. Conditions to the closing

Section 6.01 Conditions to the Obligations of LICH and Buyer. The obligations of LICH and Buyer to consummate the Transactions shall be subject to the satisfaction or waiver prior to the Closing of each of the following conditions, any of which may be waived exclusively by LICH:

(a)	Representations and Warranties.

(i)	The Remus Fundamental Representations shall be true and correct in all respects, other than changes in such representations and warranties resulting from changes to Remus Common Stock as contemplated herein from the Effective Date to the Closing according to their terms.

(ii)	Other than Remus Fundamental Representations, each of the representations and warranties of Remus in this Agreement that is qualified or limited by a materiality or Humanyze Material Adverse Effect shall be true and correct in all respects on and as of the Effective Date and as of the Closing as though made on and as of the Closing, and each of the representations and warranties of Remus in this Agreement that is not qualified or limited by a materiality or Humanyze Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Date and as of the Closing as though made on and as of the Closing, in each case except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all respects, or in all material respects, as applicable, as of such date.

(b)	Performance of Obligations of Remus. Remus shall have performed and complied with, in all material respects, each of the obligations and covenants that are to be performed by it under this Agreement at or prior to the Closing.

(c)	Asset Transfer. The documentation and other items required in order for the Asset Transfer to be consummated immediately following the Closing shall have been completed and executed, in each case in form and substance as determined by and acceptable to LICH and Buyer in their respective sole discretions.

(d)	No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, granted or promulgated any Law or Order that is in effect and has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions.

(e)	Humanyze Material Adverse Effect. Since Effective Date there shall not have been any Humanyze Material Adverse Effect.

(f)	No Termination. This Agreement shall not have been terminated as set forth herein.

(g)	Vyome-LICH Agreements. LICH and Vyome Therapeutics, Inc., a Delaware corporation and currently the majority shareholder of LICH (“Vyome”) shall have agreed on the terms and conditions of, and shall have entered into, a secured promissory note with respect to certain funds advanced by Vyome to LICH, and a security agreement related thereto (collectively with any other ancillary agreements and instruments related thereto, the “Vyome-LICH Agreements”), with such Vyome-LICH Agreements being in form and substance as determined by Vyome and LICH, each in their sole discretion.

Section 6.02 Conditions to Remus’ Obligations to Effect the Transactions. The obligations of Remus to consummate the Transactions shall be subject to the satisfaction or waiver prior to the Closing of each of the following conditions, any of which may be waived exclusively by Remus:

(a)	Representations and Warranties.

(i)	The LICH Fundamental Representations shall be true and correct in all respects.

(ii)	Other than LICH Fundamental Representations, each of the representations and warranties of LICH in this Agreement that is qualified or limited by a materiality or LICH Material Adverse Effect shall be true and correct in all respects on and as of the Effective Date and as of the Closing as though made on and as of the Closing, and each of the representations and warranties of LICH in this Agreement that is not qualified or limited by a materiality or LICH Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Date and as of the Closing as though made on and as of the Closing, in each case except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all respects, or in all material respects, as applicable, as of such date.

(b)	Performance of Obligations of LICH and Buyer. Each of LICH and Buyer shall have performed in all material respects the obligations that are to be performed by LICH and Buyer under this Agreement at or prior to the Closing.

(c)	Governmental and Other Approvals. Any approvals, consents, waivers and notices required to be obtained or sent by LICH or Buyer to or from any Person to consummate the Transactions shall have been obtained, given or sent, as applicable, by LICH or Buyer.

(d)	No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, granted or promulgated any Law or Order that is in effect and has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions.

(e)	LICH Material Adverse Effect. Since Effective Date there shall not have been any LICH Material Adverse Effect.

(f)	No Termination. This Agreement shall not have been terminated as set forth herein.

Article VII. Termination

Section 7.01 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)	at any time prior to the Closing, by mutual written agreement of LICH and Remus;

(b)	by either Remus or LICH, at any time prior to the Closing, in the event that the Closing shall not have occurred on or before February 20, 2026 (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any Party whose breach of the terms and conditions of this Agreement have been a principal cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)	by LICH, at any time prior to the Closing, in the event Remus shall have breached any or defaulted under any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 6.01 would not be satisfied, and such breach or default shall not have been cured within five (5) Business Days after Remus has received written notice of such breach from LICH;

(d)	by Remus, at any time prior to the Closing (notwithstanding the prior receipt of Remus Stockholder Approval), in the event LICH or Buyer shall have breached any or defaulted under any of their respective representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 6.02 would not be satisfied, and such breach or default shall not have been cured within five (5) Business Days after LICH has received written notice of such breach from Remus;

(e)	by LICH, at any time prior to the Closing, if there shall have occurred a Humanyze Material Adverse Effect after the Effective Date;

(f)	by Remus, at any time prior to the Closing, if there shall have occurred a LICH Material Adverse Effect after the Effective Date;

(g)	by Remus, at any time during the Due Diligence Period, pursuant to the provisions of Section 5.03(b);

(h)	by LICH, at any time during the Due Diligence Period, pursuant to the provisions of Section 5.03(c); or

(i)	by either LICH or Remus if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions.

Section 7.02 Notice of Termination; Effect of Termination.

(a)	Any proper and valid termination of this Agreement pursuant to Section 7.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties, as applicable, setting forth the particular subsection of Section 7.01 pursuant to which this Agreement is being terminated.

(b)	In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall thereafter be of no further force or effect without liability of any Party or Parties, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such Party or Parties) to any other Party or Parties hereto, as applicable, except (a) for the terms of Section 5.06, this Article VII, and Article IX, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any Party from liability for any breach of this Agreement prior to any such termination.

Section 7.03 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if Remus has the right to terminate this Agreement pursuant to the provisions of Section 7.01(d), Remus may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.04; and (ii) if LICH has the right to terminate this Agreement pursuant to the provisions of Section 7.01(c), LICH may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.04.

Article VIII.  Indemnification

Section 8.01 Indemnification of LICH and Buyer. In addition to the provisions of Section 5.01(b), provided that the Closing occurs, Remus hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable Law, LICH, Buyer, each of their respective Affiliates and each of its and their respective Representatives, members, managers, partners, directors, officers, employees, stockholders, attorneys and agents (each a “Buyer Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Buyer Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Remus contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; (ii) any claim for brokerage commissions in connection with the transactions contemplated hereby as a result of the actions or agreements of the Remus or any of the Remus’ Representatives; (iii) any claims related to or brought by any third-party Person against LICH or Buyer regarding the Asset Transfer, including those arising from an improper transfer of assets from Humanyze to Buyer; (iv) any third-party claims against LICH or Buyer seeking to be included in the consideration payable to Humanyze or any other Person in connection with the Asset Transfer, or seeking damages against Humanyze, LICH, Buyer or any other Person, whether related to the Exchange Shares or otherwise.

Section 8.02 Indemnification of Remus. Provided that the Closing occurs, LICH hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable Law, Remus and Remus’ employees, attorneys and agents and each of their Representatives (each a “Remus Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Remus Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of LICH or Buyer contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; or (ii) any claim for brokerage commissions in connection with the transactions contemplated hereby as a result of the actions or agreements of any of LICH or Buyer or any of the Buyer’s Representatives or LICH’s Representatives.

Section 8.03 Procedure. The following shall apply with respect to all claims by any Remus Indemnified Party or Buyer Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to a Remus Indemnified Party or a Buyer Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to Buyer or Remus, as applicable):

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnifying Party has not assumed the defense pursuant to Section 8.03(a), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.04 Periodic Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06 Time Limit. The obligations of Remus and LICH under Section 8.01 and Section 8.02 shall expire five (5) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.08 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date; or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Law.

Article IX.  GENERAL PROVISIONS

Section 9.01 Survival of Representations, Warranties and Covenants. The representations, warranties, and covenants of the Parties shall survive the Closing Date and the consummation of the Transactions for a period of five years.

Section 9.02 Fees and Expenses. Other than as specifically set forth herein, each Party shall bear its own fees and Expenses incurred in connection with this Agreement and the Transactions contemplated hereby, whether or not the Transactions are consummated.

Section 9.03 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each Party; provided, however, that in the event that Remus has received Remus Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of Remus Stockholders under applicable Law without obtaining Remus Stockholder Approval of such amendment.

Section 9.04 Extension; Waiver. At any time and from time to time prior to the Closing, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party hereto contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) two (2) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (iii) upon receipt of a delivery receipt if sent by email with return receipt requested, or (iv) immediately upon hand delivery, in each case to the intended recipient as set forth below:

if to LICH or Buyer:

LiveChain, Inc.

Attn: Venkat Nelabhotla

100 Overlook Center 2nd Floor

Princeton, NJ, 08540

Email: [**]

if to Remus:

Remus Capital Series B II, L.P.

Attn: Krishna Gupta

101 Arch St. Boston, MA 02110

Newport Beach, CA 92660

E-mail: [**]

Section 9.06 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.07 Entire Agreement. This Agreement and the other Ancillary Agreements, and the Exhibits hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.08 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.09 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 9.10 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 9.01 Governing Law. This Agreement and each Ancillary Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement or any Ancillary Agreement, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, without application of the conflicts of laws provisions and as applied to agreements performed wholly within the State of Delaware.

Section 9.02 Dispute Resolution.

(a)	If there is any dispute or controversy relating to this Agreement, any Ancillary Agreement or any of the Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 9.02.

(b)	The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. In any such arbitration pursuant to this Section 9.02, LICH shall have the power to act for and to bind Buyer. If Remus and LICH are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 9.02.

(c)	Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Remus and LICH shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to LICH and Remus, such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 9.02, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d)	The arbitration shall be conducted in Wilmington, Delaware.

Section 9.03 Consent to Jurisdiction and Venue; Waiver of Jury Trial.

(a)	Subject to the provisions of Section 9.02, each of the Parties hereby irrevocably submits to the personal jurisdiction of United States Federal Courts and the courts of the State of Delaware, in each case located in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and any Ancillary Agreement and of the documents referred to in or contemplated by this Agreement, and in respect of the Transactions, or the negotiation, execution or performance hereof, and the enforcement of any arbitral award pursuant to Section 9.02, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that any Chosen Court is an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Court, and each of the Parties hereto irrevocably agrees that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. Each of the Parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

(b)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03(b). Each of the Parties acknowledge that each has been represented in connection with the signing of the waiver in this Section 9.03(b) by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of such waiver and grants such waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9.04 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement or any Ancillary Agreement were not performed in accordance with the terms hereof and that (i) provided that LICH does not terminate this Agreement pursuant to the provisions herein, LICH shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which LICH is entitled at law or in equity; and (ii) provided that Remus does not terminate this Agreement pursuant to the provisions herein, Remus shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Remus is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Ancillary Agreement or any other document or agreement related hereto.

Section 9.05 No Consequential Damages. Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any Ancillary Agreement or any provision hereof or thereof or any matter otherwise relating hereto or thereto or arising in connection herewith or therewith.

Section 9.06 Third Party Beneficiaries. Other than as specifically set forth herein, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

Section 9.07 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.08 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the Effective Date.

LiveChain, Inc.

By:	/s/ Venkat Nelabhotla
Name:	Venkat Nelabhotla
Title:	Chief Executive Officer

LICH AI, Inc.

By:	/s/ Venkat Nelabhotla
Name:	Venkat Nelabhotla
Title:	Chief Executive Officer

Remus Capital Series B II, L.P.

By:	Remus Capital Series B II GP, LLC
Its:	General Partner

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Managing Member

Exhibit A

Promissory Notes

Note/Document	Dated
02.04 Sample A-2 Convertible Note (REMUS CAPITAL SERIES B II, L.P.) - 03.2022	3/28/2022
02.05 Sample A-2 Convertible Note (REMUS CAPITAL SERIES B II, L.P.) - 04.2022	4/27/2022
02.06 First Amendment to A-2 Convertible Note - Remus_Hunter Ventures - 12.2023	12/29/2023
02.08 Second Amendment to A-2 Convertible Note - 01.2025	1/21/2025
02.09 Third Amendment to A-2 Convertible Note - 09.2025	10/7/2025

(Notes Attached)

Exhibit B

Notes Assignment

(Attached)